Exhibit 99.2

Spectral AI Names Darcy Bajko Chief Commercial Officer to Lead Global Sales Launch of

FDA-Cleared DeepView® System for Burn Indication

Industry Veteran Brings Two Decades of Experience Driving Growth

Through New Product Launches, Training and Education

DALLAS, TX – July 8, 2026 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today announced the appointment of Darcy Bajko as Chief Commercial Officer, effective July 31, 2026. Ms. Bajko will lead the commercial functions in support of Spectral AI’s global launch of its DeepView® System for burn indication, which was granted De Novo Classification by the U.S. Food and Drug Administration (FDA) in May 2026.

“Darcy’s appointment further strengthens our executive team and represents an important step for Spectral AI as we pivot from product development to disciplined commercial execution,” said Vincent Capone, Chief Executive Officer. “Darcy will help to advance our long-term goals of building a high-performing sales and marketing organization, driving clinical adoption across burn centers and emergency departments in the United States, and establishing a durable commercial revenue stream, while directing our near-term priorities of closing our first commercial sales by year end 2026. She brings a proven track record in our market at some of the industry’s leading medical device companies including Integra LifeSciences and Smith+ Nephew, and deep experience in commercial sales with innovative medical technologies. We look forward to our collaboration and expect that Darcy’s leadership will help us realize the full value of our recent FDA De Novo clearance.”

Ms. Bajko joins Spectral AI from MediView XR, where she spent the past five years in a series of commercial leadership roles, most recently serving as Vice President of Commercialization and Customer Success. At MediView, she helped shape the commercialization strategy for the company’s augmented reality visualization and navigation technologies, advancing image-guided procedures across interventional radiology, urology, oncology, and minimally invasive surgery.

During her tenure, Ms. Bajko and her team successfully launched three FDA-cleared augmented reality imaging platforms—MediScout™, OmnifyXR™, and XR90™—building the commercial organization from the ground up. She also established strategic customer success programs and played a pivotal role in accelerating market adoption of the company’s innovative technology.

Prior to joining MediView, Ms. Bajko held commercial leadership positions of increasing responsibility with Smith+Nephew, Integra LifeSciences, and OrthoHelix Surgical Designs.

“I am thrilled to join Spectral AI at such a pivotal and exciting time,” said Ms. Bajko. “I am passionate about bringing innovative technologies to physicians and patients that improve outcomes and have a meaningful impact on people’s lives. That mission is at the heart of the DeepView System and aligns closely with my own commitment to advancing healthcare through innovation. Spectral AI has built a strong foundation for growth through its longstanding government partnerships, robust clinical and real-world evidence, and growing industry recognition. With FDA clearance in hand and significant market opportunity ahead, I look forward to working alongside this talented team to accelerate adoption of the DeepView System and contribute to the Company’s next phase of growth.”

About the DeepView System

Spectral AI’s DeepView System is a non-invasive, predictive medical device which combines multispectral imaging with a proprietary AI algorithm to assess the healing potential of areas within the burn wounds. The DeepView System provides physicians with an immediate, data-driven assessment of whether areas within burn wounds are unlikely to heal within 21 days and may require significant medical intervention, enabling earlier and more informed treatment decisions. The image acquisition takes 0.2 seconds, and all image processing and AI model classification takes approximately 20 to 25 seconds. The DeepView System is trained and tested against a proprietary and clinically validated database of over 340 billion pixels of burn wound image data.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView System. The DeepView System is a predictive diagnostic device that offers physicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal to exceed the current standard of care, the DeepView System provides fast and accurate treatment insights to improve patient outcomes and reduce healthcare costs. Spectral AI has been named to TIME’s list of World’s Top HealthTech companies 2025. For more information about the DeepView System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the US Securities and Exchange Commission, including the Company’s Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Investors:
The Equity Group
Devin Sullivan	Conor Rodriguez
Managing Director	Associate
Devin.Sullivan@theequitygroup.com	Conor.Rodriguez@theequitygroup.com